UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 28, 2019

NORDSTROM, INC.

(Exact name of registrant as specified in its charter)

Washington	001-15059	91-0515058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1617 Sixth Avenue, Seattle, Washington		98101
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (206) 628-2111

Inapplicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common stock, without par value	JWN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 8.01	Other Events

As part of its oversight, the Board, together with the Company’s Co-Presidents, continually evaluates the capabilities and experience of the senior management team to ensure the Company is appropriately addressing challenges and capitalizing on future opportunities. This resulted in the recent creation of two new roles in the senior management team: the appointments of Teri Bariquit to the position of Chief Merchandising Officer on August 22, 2019 and Ken Worzel to the position of Chief Operating Officer on September 16, 2019. In addition, over the past several months, the Board has had discussions with the Company’s Co-Presidents, Pete and Erik Nordstrom, around succession planning and the continued evolution of their and others’ management roles and responsibilities with the goal of ensuring that the Company is well-positioned to execute on its strategic plan and develop senior management and leadership.

Additionally, over the past several months, the Co-Presidents presented the Company’s independent Board members with proposals involving the Company that, if consummated, would have resulted in certain members of the Nordstrom family increasing their beneficial ownership of Company common stock from approximately thirty-one percent to slightly in excess of fifty percent. After due consideration by the Board, these discussions were terminated by the mutual agreement of the Co-Presidents and the independent directors. The full Nordstrom Board, including the Co-Presidents, continues to be focused on the Company’s business operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORDSTROM, INC.
(Registrant)

/s/ Ann Munson Steines
Ann Munson Steines
Executive Vice President,
General Counsel and Corporate Secretary

Date: October 28, 2019